EXHIBIT 99.1

    Access National Corporation Announces Exercise of Over-Allotment Option

     RESTON, Va.--(BUSINESS WIRE)--Aug. 25, 2006--Access National Corporation ("Access National" or the "Company") (NASDAQ:ANCX) today announced that the underwriters of its recently completed public stock offering have exercised and closed on their option to purchase an additional 320,250 shares of the Company's common stock to cover over-allotments at a public offering price of $9.38 per share. Of these shares, 300,000 shares were offered by Access National and 20,250 shares were offered by selling shareholders. Keefe, Bruyette & Woods served as lead underwriter and sole book-running manager. Scott & Stringfellow, Inc. served as co-manager for the offering.
     On August 2, 2006, the Company and the selling shareholders completed the sale of 2,135,000 shares of the Company's common stock at a public offering price of $9.38 per share. Gross proceeds to the Company and the selling shareholders from the offering, including the over-allotment shares, total approximately $23,030,245.
     The common stock offering was made only by means of a prospectus. Copies of the prospectus may be obtained from the syndicate desk of Keefe, Bruyette & Woods, Inc., by contacting them at the following address and telephone number:
787 Seventh Avenue, 4th Floor, New York, New York 10019; (212) 887-8968.
     This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
     Access National Corporation is the parent company of Access National Bank, an independent, nationally chartered bank. The bank, established in December 1999, serves the business community in the Washington, D.C. metropolitan area. Its wholly owned subsidiary, Access National Mortgage Corporation, provides residential mortgage loans to the bank's clients and consumers in the same area and other select markets. The shares of Access National Corporation are traded on the NASDAQ Global Market under the symbol "ANCX".
     This press release contains "forward-looking statements" within the meaning of the federal securities laws. These statements may be identified by use of words such as "may," "could," "expect," "believe," "anticipate," "intend," "plan" or variations thereof. These forward-looking statements may contain information related to matters such as Access National's intent, belief, or expectation with respect to matters such as financial performance. Such statements are necessarily based on assumptions and estimates and are inherently subject to a variety of risks and uncertainties concerning the company's operations and business environment, which are difficult to predict and beyond the control of the company. Such risks and uncertainties could cause Access National's actual results to differ materially from those matters expressed or implied in such forward-looking statements. For an explanation of certain risks and uncertainties associated with forward-looking statements, please refer to Access National's Annual Report on Form 10-K and other SEC filings.


     CONTACT: Access National Corporation
              Michael Clarke, 703-871-2100